Schedule A

Dated May 9, 2025

To The

Expense Limitation Agreement

Dated July 29, 2013

Between

Touchstone Strategic Trust and Touchstone Advisors, Inc.

FYE 3/31	Class	Expense Limit	Termination Date
Touchstone Dynamic Large Cap Growth Fund (formerly Touchstone Growth Opportunities Fund)	A	0.99%	May 29, 2026
	C	1.71%
	Y	0.66%
	Institutional	0.60%
	R6	0.55%
Touchstone Flexible Income Fund	A	1.04%	July 29, 2025
	C	1.79%
	Y	0.79%
	Institutional	0.69%
Touchstone Focused Fund	A	1.20%	July 29, 2025
	C	1.89%
	Y	0.95%
	Institutional	0.83%
Touchstone Mid Cap Growth Fund	A	1.39%	January 29, 2026
	C	1.99%
	Y	0.97%
	Institutional	0.86%
	R6	0.77%
Touchstone Non-US Equity Fund	A	1.17%	March 29, 2026
	C	1.92%
	Y	0.90%
	Institutional	0.86%
Touchstone Sands Capital Emerging Markets Growth Fund	A	1.43%	September 30, 2025
	C	2.13%
	Y	1.21%
	Institutional	1.04%
	R6	1.00%
Touchstone Strategic Income Fund	A	1.00%	July 29, 2025
	C	1.71%
	Y	0.75%
	Institutional	0.65%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ E. Blake Moore Jr.
E. Blake Moore Jr. Chief Executive Officer

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer